                                                                     Exhibit 99

Company Press Release

RSL COMMUNICATIONS, LTD. BUYS WESTINGHOUSE COMMUNICATIONS FOR $90 MILLION INCLUDING DOMESTIC NETWORK, DATA SERVICES AND CUSTOMERS

HAMILTON, Bermuda -- April 28, 1998 -- RSL Communications, Ltd. (NASDAQ:RSLCF) today announced that its U.S. subsidiary, RSL COM U.S.A., Inc. has agreed to purchase Westinghouse Communications, a division of CBS Corp. (NYSE: CBS), for approximately $90 million in cash.

The agreement is subject to customary conditions to closing, including the receipt of various regulatory consents in the United States. It is expected that the acquisition will be completed in the third quarter of 1998.

Fredric G. Reynolds, Executive Vice President and Chief Financial Officer of CBS Corp., said: "We believe that the sale of Westinghouse Communications to RSL COM will benefit our customers and employees. This is a major strategic investment by a global company well positioned to continue quality service to the customers of Westinghouse Communications, including CBS."

In addition to extending the term of the contract as a major customer, CBS has agreed to allow RSL COM exclusive use of the Westinghouse Communications name for several years.

In announcing the company's largest acquisition since it was founded, Itzhak Fisher, President and Chief Executive Officer of RSL COM cited the many reasons for the acquisition, including:

--Westinghouse Communications' nationwide network will complement RSL COM's primarily international network. RSL COM can now expect to reduce its cost to originate and terminate telephone calls throughout the United States and RSL COM's international network will carry Westinghouse Communications traffic which was formerly passed to other carriers.

--Westinghouse's domestic data facilities, providing both frame relay and TCP/IP networks, provide an entrance for RSL COM into one of the most frequently used and fastest growing sectors of the data service business. The TCP/IP network is an ideal complement to RSL COM's international Internet Telephony subsidiary, Delta Three Inc.

--The small to medium-sized businesses which form 70 percent of Westinghouse Communications' customer base contributed significantly to Westinghouse Communications' 1997 revenues and will boost RSL COM's already rapidly growing business customer base.

--Over 280 talented employees in sales, operations and network management will continue to provide current services and will help RSL COM U.S.A. expand and enhance its existing services.

"We recognized the need to expand our domestic facilities more than a year ago," said Fisher, "and Westinghouse is just the right fit. It offers synergies that will have a positive effect on both RSL COM U.S.A.'s revenue development and cost savings programs. Westinghouse Communications' business, their facilities and their people mesh extraordinarily well with RSL COM U.S.A.'s operations. Westinghouse Communications' North American direct sales force, in eleven sales offices in the U.S. and Canada, and extensive product line will enable RSL COM to organically grow its end user business."exit


"The acquisition of Westinghouse Communications significantly enhances RSL COM's U.S. operations," said Ed Thomas, President and Chief Executive Officer of RSL COM U.S.A. "It provides us with a substantial nationwide network which complements our existing network architecture and immediately expands RSL COM U.S.A. into a full service provider, including data."

RSL Communications, Ltd. is a global facilities-based telecommunications company that provides international services, including long distance, calling card, private line, value-added and Internet-based services for businesses, consumers and other carriers worldwide. The company operates on four continents in 19 countries that account for nearly 70 percent of the world's international traffic.

This release is available on the RSL COM website at www.rslcom.com

Contact:

RSL COM, New York
Karen van de Vrande
Tel: 212/317-1800
Fax: 212/317-0600
       or
CBS Corp., New York
Jack Bergen
Tel: 212/975-3835
Fax: 212/975-3113
       or
KCSA Worldwide, New York
Jeff Corbin, Tel: 212/896-1214
Joe Mansi, Tel: 212/896-1205

                                       6